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                                                                 Exhibit 1.2


               AUTOMATIC YEARLY RENEWABLE TERM

                    REINSURANCE AGREEMENT


                           between




           HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY
                HARTFORD LIFE INSURANCE COMPANY
                             and
          ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY



                             and



          THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                    Effective: October 1, 1996



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                               ARTICLES

I.      Parties to the Agreement  .............................   1
II.     Reinsurance Coverage  .................................   1
III.    Liability  ............................................   3
IV.     Reinsurance Premiums  .................................   4
V.      Oversights  ...........................................   5
VI.     Changes, Reductions and Terminations  .................   6
VII.    Increase in Retention  ................................   7
VIII.   Reinstatement  ........................................   8
IX.     Expenses   ............................................   9
X.      Claims  ...............................................   9
XI.     Extra-Contractual Damages .............................  11
XII.    Inspection of Records .................................  12
XIII.   DAC Tax - Section 1.848-2 (g)(8) Election .............  12
XIV.    Insolvency ............................................  13
XV.     Offset  ...............................................  14
XVI.    Arbitration  ..........................................  14
XVII.   Termination  ..........................................  15
XVIII.  Entire Agreement and Amendments  ......................  15
XIX.    Effective Date   ......................................  16
XX.     Execution  ............................................  17



                              SCHEDULES

                           A  Specifications
                           B  Basis of Reinsurance

                              EXHIBITS

                           I  Reinsurance Premiums
                          II  Retention, Binding, and Issue Limits


         All Schedules and Exhibits attached will be considered part of this
                                  Reinsurance Agreement.

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                                      ARTICLE I

                                PARTIES TO THE AGREEMENT

This Agreement is between three Hartford Life Companies, Hartford Life Insurance Company, Hartford Life and Accident Insurance Company, and ITT Hartford Life and Annuity Insurance Company (collectively referred to as the Ceding Company) and The Lincoln National Life Insurance Company (referred to as the Reinsurer). The Reinsurer agrees that the terms and conditions of this Agreement shall apply to each of the Hartford Life Companies individually, unless otherwise set forth herein.

                                    ARTICLE II

                                 REINSURANCE COVERAGE

Reinsurance under this Agreement will apply to insurance issued by Ceding Company on the Plans of Insurance shown in Schedule A. Such Plans of Insurance shall be reinsured with the Reinsurer on an automatic basis, subject to the requirements set forth in Section A below or on a facultative basis, subject to the requirements set forth in Section B below. The specifications for all reinsurance under this Agreement are provided in Schedule A.

A.  Requirements for Automatic Reinsurance

    For risks which meet the requirements for automatic reinsurance as set forth below, Reinsurer will participate in a reinsurance pool whereby Reinsurer will automatically reinsure a portion of the insurance risks as indicated in Schedule A. The requirements for automatic reinsurance are as follows:

    1. Each life must be a resident of the United States or Canada at the time of application.

    2. Each life must be underwritten according to the Ceding Company's standard underwriting practices and guidelines. Any life falling into the category of special underwriting programs will be excluded from this Agreement unless previously agreed to by the Reinsurer via a written amendment.

    3. Any risk offered on a facultative basis by the Ceding Company to the Reinsurer or any other company will not qualify for automatic reinsurance under this Agreement for the same risk and same life.

    4.  The maximum issue age on any risk will be age 85.


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    5.  The mortality rating on each risk must not exceed Table 16, Table P, or
        500%, or its equivalent, as shown in the Ceding Company's retention schedule, on a flat extra premium basis. However, one life may be uninsurable if the other life meets the preceding requirements.

    6. The total face amount of insurance for the Plans of Insurance in Schedule A to be reinsured on an automatic basis must not exceed the Automatic Issue Limits in Exhibit II.

    7. The total amount of insurance issued and applied for in all companies on each life must not exceed the jumbo limits as stated in Exhibit II.

    8. The Ceding Company shall retain its maximum limit of retention for the age and risk classification of each life, as shown in
        Exhibit II, either on previous insurance or insurance currently applied for.

B.  Requirements for Facultative Reinsurance

    1. If the requirements for automatic reinsurance are met, but the Ceding Company prefers to apply for facultative reinsurance with the Reinsurer, or if the requirements for automatic reinsurance are not met and the Ceding Company applies for facultative reinsurance with the Reinsurer, then the Ceding Company must submit to the Reinsurer all the papers relating to the insurability of each life for facultative reinsurance.

    2. For applications for facultative reinsurance, Ceding Company will send copies of all of the papers relating to the insurability of each life to the Reinsurer. After the Reinsurer has examined the request, the Reinsurer will promptly notify the Ceding Company of the underwriting offer subject to additional requirements or the final underwriting offer. The final underwriting offer on the risk will automatically terminate upon the earlier of the withdrawal of the application or 120 days from the date of the final offer, unless accepted earlier.

    3. Notwithstanding the above, if the requirements for automatic reinsurance are met except that the face amount of insurance applied for is greater than the Automatic Issue Limit, but does not exceed the Auto Process Limit, then the Ceding Company will submit to the Lead Reinsurer, (as designated in Schedule A), all papers relating to the insurability of each life. The Lead Reinsurer shall review the papers to determine if the risk should be reinsured by the Pool, and, if so, on what basis. The Lead Reinsurer shall provide Ceding Company with a response within 24 hours


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        of receipt of the papers.  Approval of the Lead Reinsurer
        shall be binding on all other Pool members. This process shall be known as Automatic Processing and subject to the limitations in
        Exhibit II.

C.   Basis of Reinsurance

     Reinsurance under this Agreement will be on the basis as stated in Schedule B.

D.   Policy Forms.

     When requested, the Ceding Company will furnish the Reinsurer with a copy of each policy, rider, rate book, and applicable sales or marketing material which applies to the life insurance reinsured hereunder.

                                      ARTICLE III

                                       LIABILITY

A. The Reinsurer's liability for automatic reinsurance will begin simultaneously with the Ceding Company's liability except for those risks which qualify for automatic reinsurance but are submitted on a facultative basis.

B. The Reinsurer's liability for facultative reinsurance will begin simultaneously with the Ceding Company's liability once the Reinsurer has accepted the application for facultative reinsurance and the Ceding Company has accepted the offer.

C. In no event shall the reinsurance be in force and binding if the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the ceding company was not properly licensed.

D. The Reinsurer's liability for reinsurance on each risk will terminate when the Ceding Company's liability terminates.

E. The liability of each pool member shall be separate and not joint with the other pool members.

F. Payment of reinsurance premiums is a condition precedent to the Reinsurer's liability.

G. The Reinsurer shall establish reserves on Reinsurer's portion of the policy on the reserve basis specified in Schedule B.


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                                      ARTICLE IV

                                  REINSURANCE PREMIUMS

A.   Computation.

     Premiums for reinsurance under this Agreement will be computed as described in Exhibit I.

B.   Premium Accounting.

     1.   Payment of Reinsurance Premiums.

          For automatic and facultative reinsurance, following the close of each calendar month, the Ceding Company will send the Reinsurer a statement and a listing of new business, changes and terminations.

          If a net reinsurance premium balance is payable to the Reinsurer, the Ceding Company will forward this balance within (60) sixty days after the close of each month.

          If a net reinsurance premium balance is payable to the Ceding Company, the balance due will be subtracted from the reinsurance premium payable by Ceding Company for the current month and any remaining balance due the Ceding Company shall be paid by the Reinsurer within (60) sixty days after the Ceding Company submits the statement.

     2.   Non-Payment of Premium

          If reinsurance premiums are delinquent, the Reinsurer has the right to terminate the reinsurance risks on those policies listed on the delinquent monthly statement by giving the Ceding Company ninety days' advance written notice. If the delinquent premiums have not been paid as of the close of the ninety-day period, the Reinsurer's liability will terminate for the risks described in the delinquency notice.

          Regardless of the termination, the Ceding Company will continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned.

     3.   Reinstatement

          The Ceding Company may reinstate the risks terminated due to non payment of reinsurance premium within sixty days after the effective date


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          of termination by paying the unpaid reinsurance premiums for the risks in force prior to the termination. However, the Reinsurer will not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement will be the date the required back premiums are received.

     4.   Currency

          The reinsurance premiums and benefits payable under this Agreement will be payable in the lawful money of the United States.

    5.   Detailed Listing

          The Ceding Company will send the Reinsurer a detailed listing of all reinsurance in force as of the close of the immediately preceding calendar year.

    6.   Guaranteed Rates

          For technical reasons relating to the uncertain status of deficiency reserve requirements by the various state insurance departments, the life reinsurance rates cannot be guaranteed for more than one year. On all reinsurance ceded at these rates, however, the Reinsurer anticipates continuing to accept premiums on the basis of the rates shown in Exhibit I.


                                      ARTICLE V

                                      OVERSIGHTS

If there is an unintentional oversight or misunderstanding in the administration of this Agreement by Ceding Company or Reinsurer, it can be corrected provided the correction takes place within a reasonable time after the oversight or misunderstanding is first discovered. Both Ceding Company and the Reinsurer will be restored to the position they would have occupied had the oversight or misunderstanding not occurred.


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                                     ARTICLE VI

                       CHANGES, REDUCTIONS AND TERMINATIONS

A.   Replacement or Change

     If there is a contractual change or non-contractual replacement of the insurance reinsured under this Agreement where full underwriting evidence according to the Ceding Company's regular underwriting rules is not required, the insurance may continue to be reinsured with the Reinsurer provided it meets the minimum reinsurance cession amount stated in Schedule A. If a non-contractual change is requested on a facultatively reinsured policy, the Reinsurer must consent to the change.

B.   Increases or Decreases

     1. If the policy face amount of a risk reinsured automatically under this Agreement increases and:

        a. The increase is subject to new underwriting evidence, then the provisions of Article Ii, Section A, shall apply to the increase in reinsurance.

        b. The increase is not subject to new underwriting evidence, then Reinsurer will accept automatically the increase in reinsurance but not to exceed the automatic binding limit.

     2. If the policy face amount increases, the Ceding Company's retention will be filled first, then any remaining risk of the increase will be ceded to the Reinsurer as of the effective date of the increase. If the policy face amount is reduced, the reinsurance will be reduced first, thereby maintaining the Ceding Company's retention. Reinsurer will refund to Ceding Company all unearned reinsurance premiums not including policy fees, less applicable allowances, arising from reductions, terminations and changes as described in this Article.

     3. In the event of a reduction in the face amount of a policy which was ceded facultatively, the Reinsurer's percentage of the reduced face amount should be the same percentage of the initial reinsurance ceded.

     4. Increases in face amount of policies reinsured on a facultative basis, will be submitted to the Reinsurer for acceptance.



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C.  Reduction in Retained Coverage

    If any portion of the aggregate insurance retained by Ceding Company on an individual life reduces or terminates, any reinsurance under this Agreement based on the same life may also be reduced or terminated. Ceding Company will reduce the reinsurance by applying the retention limits which were in effect at the time each policy was issued. Ceding Company will not be required to retain an amount in excess of its regular retention limit for the age, mortality rating and risk classification at the time of issue for any policy on which reinsurance is being reduced.

    The reinsurance to be terminated or reduced will be determined by chronological order in which the reinsurance was first reinsured, thereby reducing or terminating the oldest risks first.

D.  Multiple Reinsurers

    If a risk is shared by more than one reinsurer, Reinsurer's percentage of any increased or reduced reinsurance will be the same as its initial percentage of the reinsurance for that risk.

E.  Termination

    If the policy for a risk reinsured under this Agreement is terminated, the reinsurance for the risk involved will be terminated on the effective date of termination.

F.  Facultative

    On facultative reinsurance, if Ceding Company wishes to reduce the mortality rating, this reduction will be subject to and reinsured under the facultative provisions of this Agreement.

                                   ARTICLE VII

                              INCREASE IN RETENTION

A.  If the Ceding Company should increase the retention limits as listed in
    Exhibit II, prompt written notice of the increase must be given to the Reinsurer.

B. In the event of an increase in retention, the Ceding Company will have the option of recapturing the reinsurance under this Agreement when the retention limit

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    increases.  The Ceding Company may exercise its option to recapture by giving written notice to the Reinsurer within ninety days after the effective date of the increase.

C.  If the Ceding Company exercises its option to recapture, then

    1. The Ceding Company must reduce the reinsurance on each risk on which the Ceding Company retained the maximum retention limit that was in effect at the time the reinsurance was ceded to the Reinsurer.

    2. No recapture will be made to reinsurance on a risk if (a) the Ceding Company retained a special retention limit less than the maximum retention limit in effect at the time the reinsurance was ceded to the Reinsurer, or if (b) the Ceding Company did not retain insurance on the risk.

    3. The Ceding Company must increase its total amount of insurance on the risk up to the new retention limit by reducing the reinsurance. If a risk is shared by more than one reinsurer, the Reinsurer's percentage of the reduced reinsurance will be the same as the initial percentage on the individual risk.

    4. Upon increasing the retention limit, the reduction in reinsurance will become effective on the next annual premium anniversary of those policies that have been inforce for at least ten (10) years.

                                 ARTICLE VIII

                                 REINSTATEMENT

If an insurance policy lapses for nonpayment of premium and is reinstated under the Ceding Company's terms and rules, the reinsurance will be reinstated by the Reinsurer as follows:

A.  Automatic Cases:

    The Ceding Company must pay the Reinsurer all back reinsurance premiums in the same manner as the Ceding Company received insurance premiums under the policy. When the policy is reinstated by the Ceding Company, the reinsurance will be automatically reinstated.


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B.  Facultative Cases:

    If the Ceding Company requires reinstatement evidence of insurability, the Ceding Company will submit it to the Reinsurer for approval. In such cases, the Reinsurer's approval is required for the reinsurance to be reinstated. Upon the Reinsurer's approval, the Ceding Company must pay the Reinsurer all back reinsurance premiums in the same manner as the Ceding Company received insurance premium under the policy.

                                   ARTICLE IX

                                    EXPENSES

The Ceding Company must pay the expense of all medical examinations, inspection fees and other charges in connection with the issuance of the insurance.


                                   ARTICLE X

                                    CLAIMS

A.  Liability

    The Reinsurer's liability for the insurance benefits reinsured under this Agreement will be the same as the Ceding Company's liability for such benefits. All reinsurance claim settlements will be subject to the terms and conditions of the particular contract under which the Ceding Company is liable.

B.  Notification

    When the Ceding Company is advised of a claim, the Reinsurer must be notified promptly.

C.  Claim Payment

    1.  Automatic Reinsurance on a Risk

         If a claim is made on a risk reinsured automatically under this Agreement and is not contested by the Ceding Company, Reinsurer will abide by the issue as it is settled by the Ceding Company. Copies of proofs or other written matters relating to any claim reimbursements under this Agreement shall be furnished to the Reinsurer upon written request. The Ceding Company will receive payment of the reinsurance proceeds from


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         the Reinsurer when the  Ceding Company makes the settlement of the policy proceeds and delivers a copy of the proof of death, check copy or proof of payment and the claimant's statement to the Reinsurer.

     2. Facultative Reinsurance on a Risk

         If a claim is made on a risk reinsured facultatively under this Agreement, the Ceding Company shall submit to Reinsurer all relevant and/or requested documents and papers related to the claim along with Ceding Company's recommendation. Ceding Company shall then wait five days from the date of mailing during which time Reinsurer shall have the opportunity to advise Ceding Company of its consent or disagreement with the recommendation. In the event Reinsurer does not contact Ceding Company within the five day period, Reinsurer shall be deemed to have approved the recommendation and Ceding Company shall be authorized to act accordingly. The Ceding Company will receive payment of the reinsurance proceeds from Reinsurer when Ceding Company makes the settlement of the policy proceeds and delivers proof of payment to the Reinsurer.

    3. Payment of Reinsurance Proceeds

         Payment of life reinsurance proceeds will be made in a single sum regardless of the Ceding Company's mode of settlement with the payee.

D.  Contested Claims

    The Ceding Company must promptly notify the Reinsurer of any intent to contest a claim reinsured under this Agreement or to assert defenses. If the Ceding Company's contest of such claim results in the increase or reduction of liability, the Reinsurer will share in this increase or reduction. The Reinsurer's share of the increase or decrease shall be proportional to their share of the met amount at risk on the date of death of the insured.

    If the Reinsurer should decline to participate in the contest or assertion of defenses, the Reinsurer will then release all of the liability by paying the Ceding Company the full amount of reinsurance and not sharing in any subsequent increase or reduction in liability.

E.  Misstatement of Age or Sex

    If the amount of insurance provided by the policy or policies reinsured under this Agreement is increased or reduced because of misstatement of age or sex established after the death of the insured, the Reinsurer will share with the Ceding Company in this increase or reduction.


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F.  Routine Expenses

    The Ceding Company will pay the routine expenses incurred in connection with settling claims. These expenses may include compensation of agent and employees and the cost of routine investigations such as inspection reports.

G.  Non-Routine Expenses

    The Reinsurer will share with the Ceding Company all expenses that are not routine. Expenses that are not routine are those directly incurred in connection with the contest or the possibility of a contest of a claim or the assertion of defenses, including legal expenses. The expenses will be shared in proportion to the net amount at risk for the Ceding Company and Reinsurer. However, if the Reinsurer has released the liability under Section D of this Article, the Reinsurer will not share in any expenses incurred after the date of the Reinsurer's release.

H.  Contestable Period

    If, during the contestable period, Ceding Company is notified of the death of the first joint insured, the Ceding Company will investigate the case.

                              ARTICLE XI

                      EXTRA-CONTRACTUAL DAMAGES

In no event will the Reinsurer have any liability for any extra-contractual damages which are awarded against the Ceding Company as a result of acts, omissions or course of conduct committed by the Ceding Company in connection with the insurance reinsured under this Agreement.

The Reinsurer does recognize that circumstances may arise under which the Reinsurer, in equity, should share, to the extent permitted by law, in paying certain assessed damages. Such circumstances are difficult to define in advance, but involve those situations in which the Reinsurer was an active party in the act, omission or course of conduct which ultimately results in the assessment of such damages. The extent of such sharing is dependent on good faith assessment of culpability in each case, but all factors being equal, the division of any such assessment would be in the proportion of total risk accepted by each party for the plan of insurance involved.


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                                    ARTICLE XII

                               INSPECTION OF RECORDS

Each party will have the right, at any reasonable time and upon reasonable notice, to inspect the other party's books and documents which relate to reinsurance under this Agreement.

                                    ARTICLE XIII

                                       DAC TAX
                           SECTION 1.848-2(g)(8) ELECTION

A. The Reinsurer and the Ceding Company hereby agree to the following pursuant to section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992 under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1993 and for all subsequent taxable years for which this Agreement remains in effect.

B.  The terms used in this Article are defined by reference to Regulation
    Section 1.848-2 in effect December 1992.

C. The party with net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

E. The Ceding Company will submit to the Reinsurer by May 1 of each year a schedule of the calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that such net consideration will be reported in the tax return for the preceding calendar year.

F. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of receipt of Ceding Company's calculation. If the Reinsurer does not notify the Ceding Company, Reinsurer will report the net consideration as determined by the Ceding Company in the tax return for the preceding calendar year.


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G.  If the Reinsurer contests the Ceding Company's calculation of the net consideration, both parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits their alternative calculation. If both parties reach agreement on an amount of net consideration, both parties shall report such amount in their respective tax returns for the previous calendar year.

                                ARTICLE XIV

                                INSOLVENCY

A.  Insolvency of Reinsurer

    If the Reinsurer becomes insolvent as determined by the Department of Insurance responsible for such determination, amounts due the Reinsurer will be paid net of the terms of this Agreement and directly to the liquidator, receiver, or statutory successor without decrease. All reinsurance ceded under this Agreement may be recaptured by the Ceding Company without charge or penalty as of the date Reinsurer fails to meet its obligations under this Agreement.

B.  Insolvency of Ceding Company

    If Hartford Life Insurance Company, Hartford Life and Accident Insurance Company or ITT Hartford Life and Annuity Insurance Company should become insolvent, all reinsurance under this Agreement covering risks ceded by that particular company will be payable by Reinsurer directly to that Company's liquidator, receiver or statutory successor, on the basis of the liability of that Company under the policy or policies reinsured and without diminution because of the insolvency of the Company. However, in the event of such insolvency, the liquidator, receiver or statutory successor will give written notice of a pending claim against Ceding Company on the reinsured policy. It will do so within a reasonable time after the claim is filed in the insolvency proceedings. During the pendency of such a claim, Reinsurer may investigate the claim and may, at its own expense, interpose any defense or defenses which it may deem available to the insolvent Company, its liquidator, receiver or statutory successor, in the proceedings where the claim is to be adjudicated.

    The expense thus incurred by Reinsurer will be chargeable against the insolvent Company, subject to court approval, as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the insolvent Company solely as a result of the defense undertaken by Reinsurer.


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    Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expense will be apportioned in accord with the terms of the reinsurance agreement as though the expense had been incurred by the insolvent Company.

    It is agreed that the insolvency of any one of the Hartford Life Companies shall not affect this Agreement as it applies to the remaining solvent companies.

                               ARTICLE XV

                                OFFSET

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid. In the event the Ceding Company becomes insolvent, offsets shall be allowed in accordance with applicable law.

                               ARTICLE XVI

                               ARBITRATION

Any disagreement, controversy, or claim arising out of or relating to this Agreement between the Reinsurer and any one of the Hartford Life Companies will be settled by arbitration. There will be three arbitrators chosen among current or retired officers of life insurance companies other than parties or their affiliates. Each party to the dispute will appoint one of the arbitrators and these two arbitrators will select the third arbitrator. In the event that either party should fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two arbitrators who shall in turn choose a third arbitrator before entering upon arbitration. If the two arbitrators fail to agree upon the selection of a third arbitrator within 30 days following their appointment, each arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

Arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association which will be in effect on the date of delivery of demand for arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the


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applicable law.  The site of any arbitration will be determined by a majority vote of the arbitrators. All expenses and fees of the arbitrations will be borne equally by the parties unless otherwise decreed by the arbitrators.

The award agreed to by a majority of the arbitrators will be final and
binding and there will be no appeal from their decision.   Judgment may be
entered upon it in any court having jurisdiction.

                            ARTICLE XVII

                            TERMINATION

A. Each Hartford Life Insurance Company and the Reinsurer may terminate this Agreement as it applies to the business of each by giving (90) ninety days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office, or to an Officer of each party, will be the first day of the (90) ninety-day period.

B. During the (90) ninety-day period, this Agreement will continue to be in force between the terminating parties.

C. After termination, the terminating parties shall remain liable under the terms of this Agreement for all automatic reinsurance which becomes effective prior to termination of this Agreement. After termination the terminating parties shall be liable for all automatic and facultative reinsurance which has an application date on or before the effective date of the termination.

D. Termination by one or two of the Hartford Life Companies shall not affect this Agreement as it relates to the non-terminating Hartford Life Company(ies).

                                  ARTICLE XVIII

                         ENTIRE AGREEMENT AND AMENDMENT

A.  Entire Contract

    This Agreement with any attached Schedules and Exhibits, shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed herein.

B.  Modifications

    Any modification or change to the provisions of this Agreement shall be null and void unless set forth in a written amendment to the Agreement which is signed by all parties to the amendment.

                                   ARTICLE XIX

                                EFFECTIVE DATE

The provisions of this Agreement shall be effective with respect to policies issued on or after October 1, 1996.

                                    ARTICLE XX

                                     EXECUTION



THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


By    /s/ James B. Keller              Attest  /s/ J. L. Sperling
      -----------------------------            --------------------------

Title Vice President                   Title   Assistant Secretary
      -----------------------------            --------------------------

      Chief Actuary
      -----------------------------            --------------------------

Date  November 6, 1998                 Date    10/23/98
      -----------------------------            --------------------------





HARTFORD LIFE INSURANCE COMPANY

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY

ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY


By  /s/ Timothy M. Fitch              Attest   /s/ Ken A. McCullum
    ------------------------------             --------------------------
    Timothy M. Fitch, FSA, CLU                 Ken A. McCullum, FSA, MAAA
    Vice President                             Assistant Vice President
    Individual Life Product & Marketing        Individual Life Product
                                                 Development

Date  7/10/98                           Date   7/10/98
      ------------------------------           --------------------------

                                   SCHEDULE A

                                  SPECIFICATIONS




TYPE OF BUSINESS                 Fully underwritten Last Survivor Plans

REINSURANCE POOL SHARE           Reinsurer shall automatically reinsure         of
                                 the amount at risk on a policy reinsured by the Pool.

PLANS OF INSURANCE

    DESCRIPTION                                        GENERAL FORM NO'S.
    -----------                                        -----------------
    Last Survivor Interest Sensitive Whole Life        HL-12710, HL-A12966, ILA-1078
    Last Survivor Universal Life                       HL-14393, HL-A14407, ILA-1011
    Last Survivor Variable Life                        HL-14263, ILA-1020
    Last Survivor SPVL (fully underwritten)            HL-LSPVL94, ILA-LSPVL97,  HL-LSPVL97, ILA-LSPVL97

    RIDERS
    -------
    Additional Insurance Benefit Rider                 HL-13514, HL-A13504, ILA-1079
    Four Year Term Rider                               HL-12933, HL-A12989, ILA-1080
    Increasing Term Rider                              HL-12934, HL-A12996, ILA-1081
    Estate Protection Rider                            HL-14627, ILA-1023
    Six Month Exchange Rider                           HL-12936, ILA-1083
    Twenty-four Month Exchange Rider                   HL-12963, ILA-1013
    Alternative Requisite Premium Option Rider         HL-14201
    Maturity Extension Rider                           HL-14637, ILA-1024
    Single Life YRT Life Insurance Rider               HL-14626, ILA-1021
    First Death Term Life Rider                        HL-12932


MINIMUM REINSURANCE      $50,000                       Upon reaching the retention limit
CESSION                                                set forth in Exhibit II, Ceding
                                                       Company will automatically cede
                                                       the excess insurance only if the
                                                       total amount to be ceded to the
                                                       Pool is $50,000 or more.

LEAD REINSURER            Lincoln National             Plans of Insurance and Riders
                          Life                         produced through ELAR.

                          Security Life                Plans of Insurance and Riders
                          of Denver                    produced through All Other
                                                       Producers.

                                     SCHEDULE B

                                BASIS OF REINSURANCE


LIFE PRODUCTS                Life reinsurance will be on the yearly
                             renewable term (YRT) basis for the amount at risk on the portion of the policy reinsured by Reinsurer. The amount at risk on a policy shall be the death benefit of the policy less the amount retained by the Ceding Company, less the cash value under the policy. The basis for determining Reinsurer's liability shall be the amount at risk used for computation of the reinsurance premium.

Exchanges                    Exchanges from one last survivor plan
                             reinsured under this agreement to a different last survivor plan, for the purpose of allowing the policyowner premium flexibility
                             (UL) or potentially higher investment return
                             (VL), will be reinsured hereunder as NEW
                             BUSINESS at first year reinsurance rates if the new plan has been fully underwritten and has new contestable and suicide exclusion periods. Otherwise, the reinsurance rates will be point-in-scale.

Reserve Basis                Reserves are calculated according to the
                             applicable CRVM methodology, interest rate and mortality table. The mortality tables used are male/female, smoker distinct, age last birthday and ultimate. The mortality rates are frasierized. There is a 1/2 qx unearned premium reserve minimum.